RULE 17F-7 AMENDMENT TO THE GLOBAL MUTUAL FUND
                                CUSTODY AGREEMENT

         AMENDMENT, dated June 28, 2001, to the Mutual Fund Global Custody Agreement dated June 19, 2000, as amended ("Agreement"), between The Brown Capital Management International Equity Fund ("Fund"), a Massachusetts investment company, and First Union National Bank ("First Union"), a National Bank.

         WHEREAS, the Fund desires to appoint First Union as Primary Custodian with regard to the maintenance of the Fund's Foreign Assets with an Eligible Securities Depository;

         WHEREAS, First Union desires to serve as the Primary Custodian and will perform the duties set forth herein on the terms and conditions contained herein.

         NOW THEREFORE, in consideration of the mutual premises hereinafter contained in this Agreement, the Fund and First Union hereby agree as follows:

     Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     Section 2. The Agreement is amended by adding a new Paragraph 36 as follows:

Compliance with SEC Rule 17f-7.
-------------------------------

a. Appointment. The Fund hereby appoints First Union to perform the responsibilities of Primary Custodian as set forth in this Paragraph 36 with respect to Foreign Assets to be maintained with an Eligible Securities Depository, and First Union hereby accepts such appointment. First Union agrees to fulfill its duties and perform its responsibilities hereunder in accordance with SEC Rule 17f-7.

b. Standard of Care. First Union shall use the reasonable care, prudence, and diligence a person having responsibility for the safekeeping of the assets of an investment company registered under the 1940 Act would exercise in performing the responsibilities set forth in this Paragraph 36, or shall adhere to a higher standard of care.

c. Scope of Responsibilities of Primary Custodian.

     (i) Risk Analysis. In performing its responsibilities as Primary Custodian First Union shall provide the Fund with an analysis of the custody risks associated with maintaining Foreign Assets of the Fund with any Eligible Securities Depository.

     (ii) Monitoring. First Union shall monitor the custody risks associated with maintaining Foreign Assets of the Fund with any Eligible Securities Depository.

     (iii) Notification. First Union shall promptly notify the Fund of any material change in the custody risks associated with maintaining Foreign Assets of the Fund with any Eligible Securities Depository.

d. Withdrawal of Assets from Eligible Securities Depository. If a custody arrangement with an Eligible Securities Depository no longer meets the requirements of SEC Rule 17f-7, the Fund's Foreign Assets must be withdrawn from the depository as soon as reasonably practicable.

e. Definitions.

     (i) Eligible Securities Depository. Eligible Securities Depository means a system for the central handling of securities as defined in SEC Rule 17f-7.

     (ii) Primary Custodian. Primary Custodian means a U.S. Bank or Qualified Foreign bank that contracts directly with the Fund to provide custodial services related to maintaining the Fund's assets outside the United States as defined in SEC Rule 17f-7.

f. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be determined to be an original, but such counterparts shall together, constitute only one instrument.

         IN WITNESS WHEREOF, the Fund and First Union have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.


                         THE BROWN CAPITAL MANAGEMENT
                         INTERNATIONAL EQUITY FUND

                         By: _______________________________________

                         Title: ____________________________________


                         FIRST UNION NATIONAL BANK

                         By: _______________________________________

                         Title: ____________________________________